This Amended and Restated Technology License Agreement (the "Agreement"), dated May , 2015 (the "Effective Date"), is entered into by Solis Tek Inc. with offices at 16926 East Keegan, Avenue, in Carson, CA 90746 (the "Company"), a corporation organized and existing under the laws of the State of California , and GAS. Technologies, Incorporated., a corporation organized and existing under the laws of the State of Hawaii, with offices at 92-1180 Olani St. #1, Kapolei, HI 96707 the "Licensor", each a "Party" and together the "Parties",

WHEREAS, the Parties had entered into a Consulting Agreement on the 20th day of February, 2013, and

WHEREAS, the Parties wish to clarify and restate the understandings between the Parties; and

WHEREAS, the Company is engaged in the design, manufacturing, marketing, distributing and sale of lighting products for the horticulture and hydroponic industries; and

WHEREAS, Licensor provides design, engineering and consulting services for the horticulture and hydroponic industries, and

WHEREAS, The Company wishes to continue to use the services and license the products from the Licensor;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

ARTICLE I

GRANT OF LICENSE

1.1 Licensor hereby grants to the Company an exclusive world-wide license to produce, manufacture, have manufactured, use, import, sell, market, distribute and sell the products and systems (the "Licensed Products") listed on Schedule "A" attached hereto, and any further products and systems that may be developed by the Licensor for use in the horticulture and hydroponic industries (the "Industries").

1.2 Licensor agrees to design systems and equipment to facilitate the Company's ability to manufacture the Licensed Products and to train the Company's personnel in the use of said systems and equipment.

1.3 Licensor will make available to the Company: (i) enhancements and upgrades of the Licensed Products;, and (ii) any new products conceived and developed by the Licensor for use in the Industries All upgrades and proposed enhancements to the Licensed Products and any new products are subject to the Company's acceptance and

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testing. Licensor will use commercially reasonable efforts to continue to upgrade and enhance the Licensed Products and develop new products.

1.4 The Parties shall use commercially reasonable efforts to work together to provide that the Licensed Products remain competitive, in terms of technology and price, with competing technologies.

1.5 The Company may extend the license granted herein to any affiliate of the Company ("Affiliate") provided that the Affiliate consents in writing to be bound by this Agreement to the same extent as the Company.

1.6 The Company may grant sublicenses under this Agreement that are consistent with the terms of this Agreement provided that the Company is responsible for its sub-licensees relevant to this Agreement, and for diligently collecting all amounts due to the Licensor from sub-licensees.

1.7 The Company must deliver to the Licensor a true and correct copy of each sublicense granted by the Company, and any modification or termination thereof, within 30 days after execution, modification, or termination.

1.8 If this Agreement is terminated, Licensor agrees to accept as successors to the Company, existing sub-licensees in good standing at the date of termination provided that the sub-licensees consent in writing to be bound by all of the terms and conditions of this Agreement.

1.9 The Company agrees to use best efforts to exploit the Licensed Products and acknowledges that the continued term of this Agreement is subject to meeting the best efforts obligation.

ARTICLE II

COMPENSATION

2.1 For all Net Sales (as defined in Paragraph 2.2 below) received by the Company from the sale of the Licensed Products during and after the term of this Agreement, the Company will pay to Licensor a minimum royalty at the rate of $100,000 per year (the "Minimum Annual Royalty"), commencing on the date of this Agreement, plus seven per cent (7%) of all Net Sales in excess of $1,428,571 per calendar year the "Additional Royalty").

2.2 The Company shall pay the Minimum Royalty to the Licensor at by paying Licensor a minimum of $ 8,333 per month.

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2.3 In the event that Net Sales for any calendar year exceed $1,428,571 and the Company is obligated to pay Licensor Additional Royalties, the following shall apply:

(a) For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the date that the payment is received by the Company for the Licensed Products.

(b) Within 60 days of the end of the calendar year, the Company shall provide Licensor with a written statement setting forth the Net Sales of Licensed Products for the preceding calendar year and the amount of Additional Royalties due to the Licensor.

(c) Additional Royalty payments due shall be made within 90 days after the end of each calendar year in which such sales were deemed to occur. Such Additional royalty payments shall be accompanied by a detailed statement for the Net Sales of Licensed Products occurred in the calendar year covered by such statement.

2.4 The Company shall reimburse Licensor for expenses pre-approved by the Company including airfare, local transportation, lodging, reasonable meals, test equipment, product samples and other pre-agreed incidentals from time to time incurred by Licensor representatives, (specifically Including, Gerald Garrison, Scott Garrison and Stefen McCulloch) in the course of performing work at the Company's facilities at the Company's request.

ARTICLE III

CONFIDENTIALITY and PROPRIETARY INFORMATION

3.1 During the course of performing their respective obligations under the terms of this Agreement, the parties may acquire knowledge about their respective businesses and operations, including confidential information and Proprietary Information as defined in Paragraph 3.2 below, and trade secrets. The provisions of this Section 3.1 shall apply to disclosure and use of such confidential information and Proprietary Information during the term of this Agreement and shall survive its termination.

3.2 "Proprietary Information" means all information and any idea, in whatever form, tangible or intangible, pertaining in any manner to the Company's development of specifications for the production of the Licensed Products, which are or will be produced by the Company during the Term of this Agreement, or otherwise produced or acquired by or on behalf of the Company at any time. All Proprietary Information shall be deemed "Confidential Information." By example, without limiting the generality of the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:

(i) Formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, inventions, innovations, copyrights, copyright applications, patents, patent applications, discoveries, improvements, data, know-how formats, test results and research projects;

(ii) Information about costs, profits, markets, sales contracts and lists of customers, and distributors;

(iii) Business, marketing and strategic plans; and

(iv) Forecasts, unpublished financial Information, budgets, projects, and customer identities, characteristics and agreements.

3.3 Licensor acknowledges that the Company has received and in the future will receive from third parties such third party's confidential information (the "Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. Licensor agrees that Licensor will at all times hold all such Third Party Information in the strictest confidence and not to disclose or use it, except as necessary to perform Licensor's obligations under this Agreement, and is consistent with the Company's obligations with such third parties.

ARTICLE IV

REPRESENTATIONS and WARRANTIES

4.1 Licensor agrees, on behalf of itself, its directors, officers and employees, represent and warrant that;

(i) Licensor's entering into this Agreement does not and will not breach any agreements with or duties to a former employer or any other third party. Licensor will not disclose to the Company or use on its behalf any confidential information belonging to others and will not divulge to the Company any confidential information belonging to any such third parties unless agreed in writing by such third parties.

(ii) Licensor has no obligation, legal or otherwise, inconsistent with the terms of this Agreement or with Licensor's relationship with the Company,

(iii) the performance of the services called for by this Agreement does not and will not violate any application law, rule or regulation or any proprietary or other right of any third party.

(iv) Licensor will not use, in the performance of its responsibilities under this Agreement, any confidential information or trade secrets of the Company for any other person or entity in connection with the development or the manufacture of the Licensed Products contemplated by this Agreement; and

(iv) Licensor has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

4.2 Each signatory of this Agreement represents and warrants that he or she has full, unrestricted authority to bind the entity on behalf of which he or she purports to sign to the terms of this Agreement.

4.3 Licensor is a corporation duly organized and existing in good standing under the laws of the State of Hawaii, and is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary. Licensor has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

4.4 The Company is a corporation duly organized and existing in good standing under the laws of the State of California, and is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary. The Company has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

4.5 Each of the Licensor and the Company has full corporate power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement has been duly and validly taken. This Agreement constitutes a legal, valid and binding obligation of the Licensor and the Company, and each is enforceable by one Party against the other Party in accordance with it the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

ARTICLE V

INDEMNIFICATION

5.1 Licensor hereby agrees to indemnify, defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees arising out of or relating to the services performed by Licensor under this Agreement or the representations and warranties made by the Licensor pursuant to Articles III and IV hereof. Licensor's obligations under this Paragraph 5.1 shall survive the termination of this Agreement for any reason.

5.2 The Company hereby agrees to indemnify, defend and hold harmless Licensor from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting there from, including court costs and reasonable attorneys' fees, arising out of or relating to the representations and warranties made by the Company pursuant to Article IV hereof. The Company's obligations under this paragraph 5.2 shall survive the termination of this Agreement for any reason.

ARTICLE VI

TERMINATION

6.1 This Agreement may be terminated:

(i) For Cause. This Agreement may be terminated for just and substantial cause by either party upon ninety (90) days' notice to the other. "Just and substantial cause" shall mean:

(a) a protracted and deliberate refusal to comply with reasonable requests of the other Party;

(b) willful and material acts of dishonesty related to their respective businesses or their relationships with employees, suppliers, or customers; or

(c) willful and material disclosure to unauthorized persons of secret or confidential information respecting either Party or such Party's business.

(ii) For Breach. This Agreement may be terminated for breach by either Party upon ninety (90) days' prior written notice, which notice shall specify the grounds upon which the alleged breach is claimed to have occurred. If, prior to the expiration of the ninety (90) days' notice period, the Party against whom the breach is claimed corrects said breach by performing or forbearing to perform such acts as are necessary to correct the breach, then this Agreement shall continue in full force and effect as if said breach had not occurred.

(iii) By Mutual Consent. This agreement may be terminated by mutual agreement of the parties in writing.

(iv) For Disability. This Agreement shall terminate upon the death or permanent disability of GERALD GARRISON & SCOTT GARRISON at same time. "Permanent Disability" shall mean any physical or mental disability causing GERALD GARRISON & SCOTT GARRISON at same time to be unable to substantially perform his normal duties for the Licensor under the terms of this Agreement for the Company;

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provided, however, that GERALD GARRISON & SCOTT GARRISON at same time shall not be considered under a "Permanent Disability" until;

(a) he shall have been so disabled for at least a five (5) month period;

(b) his attending physician shall have furnished certification to the effect that it is impossible or improbable GERALD GARRISON & SCOTT GARRISON at same time, will never be able to return to perform his normal duties for the Licensor; and

(c) GERALD GARRISON & SCOTT GARRISON at same time, is determined to be totally disabled by the disability Insurer then insuring GERALD GARRISON & SCOTT GARRISON at same time, If any.

6.2 Upon any termination of this Agreement, the Company shall pay to Licensor all unpaid lump sum payments pursuant to Article II of this Agreement and expenses to the date of termination.

ARTICLE VII

ATTORNEY'S FEES

7.1 With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever is instituted to interpret or enforce the provisions of this Agreement, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving Issues peculiar to federal bankruptcy law or any action, suit, arbitration, or proceeding seeking a declaration of rights or rescission, the prevailing party shall be entitled to recover from the losing party its reasonable attorney fees, paralegal fees, expert fees, and all other fees, costs and expenses actually incurred and reasonably necessary In connection therewith, determined by the judge or arbitrator at trial, arbitration, or other proceeding, or on any appeal, review, in addition to all other amounts provided by law.

ARTICLE VIII

ARBITRATION

8.1 Any dispute, controversy, or claim arising out of or relating to this Agreement will be settled by arbitration. Unless the parties otherwise agree, the arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator may be entered in the Court in the county in which the arbitration occurs, and the resolution of the disputed matter as determined by the arbitrator will be binding on the parties. There will be one arbitrator who will be a business lawyer or will have such alternate qualifications that are mutually

agreeable to the parties. Any arbitration will be conducted in Hawaii, in accordance with the following provisions:

8.2 Except as otherwise provided in this Article VII, the arbitration will be conducted in accordance with the rules of American Arbitration Association.

8.3 Arbitration proceedings under this Agreement may be consolidated with arbitration proceedings pending between other parties. If the arbitration proceedings arise out of the same transaction or relate to the same subject matter, consolidation will be by order of the arbitrator. In any of the pending cases or, if the arbitrator fails to make such an order, the Parties may apply to any court of competent jurisdiction for such an order.

8.4 A party may, without being inconsistent with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitration (or pending the arbitrator's determination of the merits of the dispute, controversy, or claim).

8.5 The arbitrator will have authority to issue preliminary and other equitable relief.

8.6 Discovery proceedings of the type provided by the Hawaii Rules of Civil Procedure will be permitted both in advance of and during recesses of the arbitration hearings. Any dispute relating to such discovery will be resolved by the arbitrator.

8.7 The arbitrator will have the discretion to order a prehearing exchange of information by the parties and an exchange of summaries of testimony of proposed witnesses.

8.8 The arbitrator will have the authority to award any remedy or relief that a Hawaii court could order or grant, Including specific performance of any obligation created under this Agreement, the Issuance of an injunction, or the Imposition of sanctions for abuse or frustration of the arbitration process, except that the arbitrator will not have authority to award punitive damages or any other amount for the purpose of imposing a penalty as opposed to compensating for actual damage suffered or loss incurred.

8.9 The award will be In writing, will be signed by the arbitrator, and will include a statement regarding the disposition of any claim. The award will be kept confidential to the fullest extent permitted by law.

ARTICLE IX

MISCELLANEOUS

9.1 Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in the Superior Court of the State of Hawaii, and each of the parties consents to the Jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceedings and waives any objection to such venue.

9.2 Severability. If any provision of this Agreement is invalid or enforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and the remaining provisions of this Agreement will not be in any Impaired.

9.3 Amendment. This Agreement may be amended only by a writing signed by each of the Parties.

9.4 Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

9.5 Non-waiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other instance. All waivers by either party hereto must be contained in a written instrument signed by the Party to be charged by an executive officer or other person duly authorized by each of the Parties

9.6 Agreement to Perform Necessary Acts. Licensor. and the Company agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out provisions of this agreement.

9.7 Assignment. This Agreement may not be assigned by Licensor without the Company's prior written consent. This Agreement may be assigned by the Company in connection with a merger or sale of all or substantially all of the Company's assets, and in other instances with the Licensor's consent which consent shall not be unreasonably withheld or delayed.

9.8 Independent Contractor. Licensor is at all times an Independent Contractor with respect to the services provided to the Company under the terms of this Agreement. Licensor is not authorized to act on behalf of the Company as the Company's agent or bind the Company in any manner.

9.10 Construction. This Agreement is the result of negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either Party. Any ambiguity shall not be interpreted against the drafting Party.

9.12 Application of Law. This Agreement shall be construed In accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Hawaii.

9.11 Notices. Notices. Any and all notices required hereunder shall be in writing and shall be (a) sent by certified, first-class mail, postage prepaid, (b) sent by national overnight courier or (c) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Party as set forth below. The effective date of any notice hereunder shall be the date of receipt by the receiving Party

To Licensor: GAS Technologies Incorporated.
92-1180 Olani St. #1
Kapolei, HI 96707

Attention: Gerald Garrison, President
Telephone No.
Facsimile No.

To the Company: Solis Tek, Inc
16926 East Keegan, Avenue,
Carson, CA 90746

Attention: Alan Lien, President
Telephone No.
Facsimile No.

9.12 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

Solis Tek Inc.

By: ______________________

Title: CEO

GAS Technologies Incorporated.

By ______________________

Title: CEO